EXHIBIT 99.1

Cubist Pharmaceuticals 2nd Quarter Total Net Revenues Up 28%

Total Net Revenues $130.8 Million; Net Product Revenues $128.8 Million

Earnings Conference Call & Webcast Today (With Slides) at 5:00 pm ET

Lexington, Mass., July 16, 2009 – Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced results for the second quarter ended June 30, 2009.

Second Quarter 2009 Highlights:

•                  Earnings per share on a diluted basis increased to $0.40, up from $(0.02) in second quarter 2008.

•                  Total net revenues for the second quarter of 2009 increased 28% to $130.8 million from $101.8 million in the second quarter of 2008. This increase was attributable primarily to net sales of CUBICIN® (daptomycin for injection) in the United States, which increased 27% to $126.1 million in the second quarter of 2009, from $99.4 million in the second quarter of 2008.

•                  Cubist also is confirming that it expects 2009 CUBICIN net U.S. revenue to be $520-540 million, which is unchanged from the guidance Cubist previously provided.

“In a time of continued economic uncertainty, Cubist has again delivered a quarter of strong performance, and made further progress against our strategic goals,” said Michael Bonney, President and CEO of Cubist. “CUBICIN has now been used in the treatment of more than an estimated 750,000 patients with serious and sometimes life-threatening infections. Our continued success with CUBICIN also is enabling us to progress four clinical candidates addressing unmet medical need for seriously ill patients.”

Net Income

Net income for the second quarter ended June 30, 2009, on a GAAP basis, was $23.8 million, or $0.41 and $0.40 per basic and diluted share, respectively, as compared to a net loss of $1.3 million, or $(0.02) per basic and diluted share, for the second quarter ended June 30, 2008.

Cubist’s non-GAAP net income for the second quarter ended June 30, 2009, was $34.6 million, or $0.60 and $0.53 per basic and diluted share, respectively, which represents an increase of $12.3 million in non-GAAP net income compared to the same period in 2008. A reconciliation between GAAP and non-GAAP net income is provided in the Condensed Consolidated Statement of Operations - Non-GAAP table included with this release.

As of June 30, 2009, Cubist had $474.4 million in cash, cash equivalents and investments. The total number of Cubist’s common shares outstanding as of June 30, 2009, was 57,665,576.

Pipeline Update

Ecallantide (in development to reduce bleeding in on-pump cardiac surgery): Cubist is continuing enrollment in the CONSERV™-1 dose-ranging trial in the US and remains confident that the trial will fully enroll patients by the end of the year. The key objective is to generate data to support the selection of the optimum ecallantide dose for Phase 3.

In addition, as recently announced, enrollment of the ecallantide CONSERV-2 trial being conducted in Europe has begun. This trial will generate outcomes data for a patient population with a higher risk of bleeding, who will be dosed at the highest dose of ecallantide being studied in the dose-ranging trial. Together, the CONSERV trials are expected to provide clinical data on approximately 650 patients. Along with results from Phase 1 and Phase 2 trials conducted by Dyax Corp. in the past, the CONSERV program data is expected to form the basis of a robust end of Phase 2 meeting with the FDA in mid-2010.

RSV Program: In the co-development Respiratory Syncytial Virus (RSV) program with Alnylam Pharmaceuticals, Inc., in the second quarter, Cubist and Alnylam reported that, based on initial 30-day data, a Phase 2 trial with RSV-ALN01 met its primary endpoint of demonstrating safety and tolerability of aerosol ALN-RSV01 in adult lung transplant patients naturally infected with RSV.

Antibiotic Candidates: Phase 1 programs are progressing with single ascending dose studies well underway for both Cubist’s oral antibiotic in development for treatment of Clostridium difficile associated diarrhea, and IV antibiotic in development as a novel therapy for infections caused by multi-drug-resistant Gram-negative bacteria. Completion of both single- and multiple-ascending dose trials for both of these programs is expected by early next year.

Conference Call and Webcast Information

Cubist Pharmaceuticals to announce Q209 Financial Results — Thursday, July 16th, 2009

Earnings Conference Call & Webcast at 5:00 pm ET

Participant Dial-In Numbers:

Live Participant Dial In (Toll Free): 877-407-8289

Live Participant Dial In (International): 201-689-8341

Dial-In # for Replay Access: (Toll Free) 877-660-6853 (International) 201-612-7415

Replay Passcodes (both required for playback):  Acct #: 351 Conference ID: 326755

For more information: http://www.investorcalendar.com/IC/CEPage.asp?ID=146838

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:  www.cubist.com

Replay will be available for 30 days at www.cubist.com

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. In July 2008, Cubist began promoting MERREM® I.V. (meropenem for injection) in the United States.  MERREM is an established broad spectrum antibiotic developed by AstraZeneca. The Cubist product pipeline includes ecallantide, a recombinant human protein in Phase 2 clinical trials — CONSERV™-1 and CONSERV™-2 — for the reduction of blood loss during cardiac surgery, and two Phase 1 programs that address unmet medical needs, one in CDAD (Clostridium difficile-associated diarrhea) and the other in multi-drug resistant (MDR) Gram-negative infections. In addition, the Company, in collaboration with Alnylam Pharmaceuticals, Inc. (Cambridge, MA), has a pre-IND and a Phase 2 program underway in novel treatments for respiratory syncytial virus infections using Alnylam’s RNA-interference technology. Cubist is headquartered in Lexington, MA. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

This press release contains forward-looking statements regarding CUBICIN performance and our pipeline programs. There are many factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: the level of acceptance of CUBICIN by physicians, patients, third-party payors and the medical community; any changes in the current or anticipated market demand or medical need for CUBICIN; any unexpected adverse events related to CUBICIN, particularly as CUBICIN is used in the treatment of a growing number of patients around the world; the results of the patent infringement lawsuit that Cubist has filed against Teva Parenteral Medicines, Inc. and its affiliates in response to Teva’s Abbreviated New Drug Application, or ANDA, with the U.S. Food and Drug Administration, or FDA, regarding CUBICIN and any litigation related thereto, and any other litigation that we file to defend and/or assert our patents; whether or not additional third parties may seek to market generic versions of our products by filing ANDAs with the FDA and the results of any litigation that we file to defend and/or assert our patents against such companies; the effectiveness of our sales force and our sales force’s ability to access targeted physicians; competition in the markets in which we and our partners market CUBICIN, including marketing approvals for new products that will be competitive with CUBICIN; the ability of our third party manufacturers, including our single source provider of API, to manufacture sufficient quantities of CUBICIN in accordance with Good Manufacturing Practices and other requirements of the regulatory approvals for CUBICIN and at an acceptable cost; the effect that the results of ongoing or future clinical trials of CUBICIN may have on its acceptance in the medical community; our ability to successfully develop our pipeline product candidates; whether the FDA accepts proposed clinical trial protocols in a timely manner for additional studies of CUBICIN or any other drug candidate we seek to enter into clinical trials; our ability to conduct successful clinical trials in a timely manner; legislative and policy changes in the United States and other jurisdictions where our products are sold that may affect the ease of getting a new product or a new indication approved; changes in government reimbursement for our or our competitors’ products; our dependence upon collaborations with our partners and our partners’ ability to execute on development and regulatory expectations; our ability, and our partners’ ability, to protect the proprietary technologies and intellectual property related to our product candidates; and a variety of risks common to our industry, including ongoing regulatory review, securing adequate supplies of drug product and drug substance of our products and product candidates on a timely basis, public and investment community perception of the industry, legislative or regulatory changes, and our ability to attract and retain talented employees.  Drug development involves a high degree of risk.  Success in pre-clinical trials or early stage clinical trials does not mean that later stage trials will be successful.

Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent annual and quarterly reports with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings, which are incorporated in this press release by this reference.

Forward-looking statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com

Tables Follow

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(in thousands)

	June 30,	December 31,
	2009	2008
		(as adjusted)
ASSETS
Cash, cash equivalents and investments	$474,454	$417,945
Accounts receivable, net	49,053	43,162
Inventory	26,421	21,958
Property and equipment, net	69,632	66,819
Deferred tax assets, net	92,195	102,247
Other assets	31,165	37,010

Total assets	$742,920	$689,141

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$76,671	$79,584
Deferred revenue	23,789	21,340
Debt and other long-term liabilities, net	242,305	235,890
Total liabilities	342,765	336,814

Total stockholders’ equity	400,155	352,327

Total liabilities and stockholders’ equity	$742,920	$689,141

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three months ended				Six months ended
	June 30,				June 30,
	2009		2008		2009		2008
			(as adjusted)				(as adjusted)
Revenues:
U.S. product revenues, net	$126,101		$99,366		$238,520		$185,424
International product revenues	2,743		2,003		4,949		3,807
Service revenues	1,500		—		7,550		—
Other revenues	435		397		870		820
Total revenues, net	130,779		101,766		251,889		190,051

Costs and expenses:
Cost of product revenues	28,184		22,050		52,558		42,050
Research and development	32,371		45,193		82,913		67,557
Sales and marketing	21,657		22,187		41,137		42,170
General and administrative	12,662		10,521		23,589		21,954
Total costs and expenses	94,874		99,951		200,197		173,731

Operating income	35,905		1,815		51,692		16,320

Other income (expense), net	(4,290)		(2,917)		(8,322)		(7,100)

Income (loss) before income taxes	31,615		(1,102)		43,370		9,220

Provision for income taxes	7,839		160		11,818		766

Net income (loss)	$23,776		$(1,262)		$31,552		$8,454

Basic net income (loss) per common share	$0.41		$(0.02)		$0.55		$0.15
Diluted net income (loss) per common share	$0.40	(1)	$(0.02	)(1)	$0.54	(1)	$0.15	(2)

Shares used in calculating:
Basic net income (loss) per common share	57,642,460		56,391,804		57,586,980		56,306,256
Diluted net income (loss) per common share	68,221,269		56,391,804		58,465,385		57,679,009

(1)	Includes add back of interest expense, debt issuance costs and debt discount on 2.25% notes to income, net of tax effect
(2)	Includes add back of interest expense, debt issuance costs, debt discount and net loss on repurchase of 2.25% notes to income, net of tax effect

CUBIST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - NON-GAAP

UNAUDITED

(in thousands, except share and per share data)

	Three months ended				Six months ended
	June 30,				June 30,
	2009		2008		2009		2008

GAAP net income (loss)	$23,776		$(1,262)		$31,552		$8,454

Non-cash stock-based compensation expense	3,475		3,071		6,485		5,834

Non-cash debt discount amortization	3,263		3,002		6,458		6,353

Ecallantide licensing fees	—		17,500		—		17,500

Upfront payment related to Alnylam collaboration	—		—		20,000		—

Non-cash tax expense	6,669		—		10,052		—

Non-cash loss on disposal of assets	—		—		—		2,323

Income tax effect of Non-GAAP adjustments	(2,611)		—		(12,768)		—

Non-GAAP proforma net income	$34,572		$22,311		$61,779		$40,464

Non-GAAP basic net income per common share	$0.60		$0.40		$1.07		$0.72
Non-GAAP diluted net income per common share	$0.53	(1)	$0.36	(1)	$0.94	(1)	$0.61	(2)

Shares used in calculating:
Non-GAAP basic net income per common share	57,642,460		56,391,804		57,586,980		56,306,256
Non-GAAP diluted net income per common share	68,221,269		67,493,290		68,214,815		67,767,705

(1)	Includes add back of interest expense and debt issuance costs on 2.25% notes to income, net of tax effect
(2)	Includes add back of interest expense, debt issuance costs and net loss on repurchase of 2.25% notes to income, net of tax effect